EXHIBIT 99.1

Lakeland Bancorp Announces Repurchase of Warrant Issued Under the TARP Capital Purchase Program

OAK RIDGE, N.J., Feb. 29, 2012 (GLOBE NEWSWIRE) -- Following its final redemption earlier this month of the remaining $19 million portion of the $59 million of Series A Preferred Stock originally issued to the United States Department of Treasury in February 2009, Lakeland Bancorp, Inc. (Nasdaq:LBAI), the holding company for Lakeland Bank, today announced that it repurchased the warrant issued to the Treasury under the Capital Purchase Program for $2.8 million. Prior to its repurchase, the warrant permitted the Treasury to purchase 997,049 shares of common stock at an exercise price of $8.88. The repurchase price was based upon the fair market value of the warrant as agreed upon by Treasury and Lakeland.

"With today's warrant repurchase, we are very pleased to have concluded all aspects of Lakeland's participation in the Capital Purchase Program," announced Thomas J. Shara, Lakeland's President and Chief Executive Officer.

About Lakeland Bancorp and Lakeland Bank:

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.8 billion and 47 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank's full line of products and services, visit www.lakelandbank.com.

Forward-Looking Statements:

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, trends, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "anticipates", "projects", "intends", "estimates", "expects", "believes", "plans", "may", "will", "should", "could", and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company's markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation affecting the financial services industry, government intervention in the U.S. financial system, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company's lending and leasing activities, customers' acceptance of the Company's products and services and competition. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

CONTACT: Thomas J. Shara
         President & CEO

         Joseph F. Hurley
         EVP & CFO
         973-697-2000